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                                                                     EXHIBIT 4.9

         FIRST AMENDMENT, dated as of October 30, 2000 (the "First Amendment"), to 2000 8% Convertible Debenture due June 12, 2003 (the "Debenture") issued by JAGNOTES.COM INC., a Nevada corporation (the "Company"), to CALP II LIMITED PARTNERSHIP, a limited partnership organized under the laws of Bermuda (the "Holder"), on June 12, 2000. If not otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Debenture.

         WHEREAS, the parties hereto desire to amend the Debenture to revise the Conversion Price provided for therein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1.1. Conversion. The first sentence of Section 1.02 of the Debenture shall be deleted in its entirety and replaced with the following:

         "The Holder is entitled, at its option, to convert at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the "Conversion Shares") of the Company's common stock, $0.00001 par value ("Common Stock"), at the price per share (the "Conversion Price") equal to the lesser of
(i) $0.80 and (ii) 75% of the average of the five (5) lowest closing bid prices of the Common Stock on the Principal Market quoted by Bloomberg L.P. (the "Closing Bid Price") during the 20 trading days immediately preceding the Conversion Date (the "Conversion Price")."

         1.2. Other Provisions. All other provisions of the Debenture shall remain in full force and effect without change.

         1.3. Counterparts. This First Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

         IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

                                    CALP II LIMITED PARTNERSHIP



                                    By:  /s/ Illegible
                                         ----------------------
                                         Name:
                                         Title:



                                    JAGNOTES.COM INC.



                                    By: /s/  Thomas J. Mazzarisi
                                        --------------------------
                                        Name:  Thomas J. Mazzarisi
                                        Title: Executive Vice President